Exhibit 2.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Farfetch Limited (the “Company,” “we,” “us” and “our”) has the following class of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, par value $0.04 per share	FTCH	New York Stock Exchange

The following is a description of the material terms of our amended and restated memorandum and articles of association (the “Articles”). The following description is a summary and should be read in conjunction with our Articles, which have been publicly filed with the U.S. Securities and Exchange Commission (“SEC”).

General

We are a Cayman Islands exempted company with limited liability. Our affairs are governed by our Articles and the Companies Act (as amended) of the Cayman Islands, as amended and restated from time to time (the “Companies Act”).

Our objects are unrestricted and section 3 of our memorandum of association provides that we shall have full power and authority to carry out any object not prohibited by any law.

Our register of shareholders is maintained by Computershare Trust Company, N.A.

Ordinary Shares

General

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing our issued and outstanding ordinary shares are generally not issued and legal title to our issued shares is recorded in registered form in the register of members. Holders of our ordinary shares have no preemptive, subscription, redemption or, other than our Class B ordinary shares, conversion rights.

Our Board may provide for other classes of shares, including classes of preferred shares, out of our authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares shall have such rights, restrictions, preferences, privileges and payment obligations as determined by our Board. If we issue any preferred shares, the rights, preferences and privileges of holders of our ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares. See “—Variation of Rights.”

Authorised Share Capital

Our authorised share capital was increased on 17 November 2021 by ordinary resolution from US$20,000,000 divided into 500,000,000 shares with nominal or par value of US$0.04 each to US$40,000,000 divided into 1,000,000,000 shares with nominal or par value of US$0.04 each.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our Board subject to the Companies Act and our Articles. Dividends and other distributions on issued and outstanding ordinary shares may be paid out of the funds of the Company lawfully available for such purpose, subject to any preference of any outstanding preferred shares. Dividends and other distributions will be distributed among the holders of our ordinary shares on a pro rata basis.

Voting Rights

Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 20 votes on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders’ meeting is by show of hands, unless voting by way of poll is demanded by the Chairman of the meeting or any shareholder present or voting by proxy.

A quorum required for a meeting of shareholders consists of holders with at least one third of the votes eligible to be cast at any such general meeting of the Company. In addition, for so long as the Class B ordinary shares are in issue, the presence of the holder of the Class B ordinary shares will be required in order to constitute a quorum.

A special resolution will be required for important matters such as a merger or consolidation of the Company, change of name or making changes to our Articles or the voluntary winding up of the Company.

The adoption of any ordinary resolution by our shareholders requires the affirmative vote of a simple majority of the votes permitted to be cast by persons present and voting at a general meeting at which a quorum is present, while a special resolution requires the affirmative vote of no less than two-thirds of the votes permitted to be cast by persons present and voting at any such meeting, or, in each case, a unanimous resolution in writing.

Conversion

Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder of such Class B ordinary share. Each Class B ordinary share shall be automatically and immediately converted into one Class A ordinary share upon any transfer thereof to a person or entity that is not an affiliate of Mr. Neves. Further, our Class B ordinary shares will automatically convert into Class A ordinary shares upon the date when holders of all Class B ordinary shares hold less than, in the aggregate, 65% of the number of Class B ordinary shares that they held, in the aggregate, upon consummation of our initial public offering, or on the death of Mr. Neves.

Variation of Rights

The rights attached to any class of shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the sanction of a resolution passed by not less than two-thirds of the votes attaching to the shares of the relevant class cast in a meeting of the holders of the shares of that class, or by the written consent of the holders of not less than two-thirds of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

Transfer of Ordinary Shares and Notices

Any of our shareholders may transfer all or any of their ordinary shares by an instrument of transfer in the usual or common form or any other form prescribed by the stock exchange or approved by our Board, subject to the applicable restrictions of our Articles, such as the suspension of transfers for a period immediately preceding a general meeting, or the determination that a proposed transfer is not eligible.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our Board may from time to time determine.

Certain transfers of Class B ordinary shares to non-affiliates of the holder of such Class B ordinary shares will also result in the conversion of such Class B ordinary shares to Class A ordinary shares. See “—Conversion” above.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis.

Directors

Our management is vested in our Board. Our Articles provide that our Board must be composed of at least two members. Our Articles provide that questions arising at any meeting of directors shall be decided by a majority of votes or by unanimous written resolution of the Board. The affirmative vote of Mr. Neves, for as long as he is a director, is required in respect of certain resolutions for the issuance of further securities by us.

Directors can be appointed and removed and/or replaced by an ordinary resolution of the shareholders or by notice in writing to the Company from shareholders that are able to exercise a majority of the voting power of shareholders from time to time. In addition, directors may be appointed either to fill a vacancy arising from the resignation of a former director or as an addition to the existing Board by the affirmative vote of a simple majority of the directors present and voting at a Board meeting, which shall include the affirmative vote of Mr. Neves for as long as he is a director. A director may also be removed by notice from all of the other directors, which shall require the affirmative vote of Mr. Neves for as long as he is a director.

The quorum necessary for any meeting of our Board shall consist of at least a majority of the members of our Board, which shall be required to include Mr. Neves for so long as he is a director.

Following the conversion of the Class B ordinary shares, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively as determined by the chairman of the Board at the relevant time. At the first annual general meeting of shareholders following the conversion date, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual general meeting of shareholders following the conversion date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual general meeting of shareholders following the conversion date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual general meeting of shareholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual general meeting. At each annual general meeting, directors shall be elected by a plurality of votes cast.

Indemnity of Directors and Officers

Our Articles provide that our Board and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s dishonesty, willful default or fraud.

Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of some significant differences between the provisions of the Companies Act applicable to us and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their stockholders.

Mergers and Similar Arrangements

The Companies Act allows for the merger of two or more companies into either one consolidated company or one or more company(ies) merged into another so as to form a single surviving company. The merger or consolidation of two or more companies under Cayman Islands law requires the directors of the companies to enter into and to approve a written plan of merger or consolidation, which must also be authorized by a special resolution of each constituent company, in which regard see “—Voting Rights” above, and such other authorization, if any, as may be specified in such companies’ articles of association. In relation to any merger or consolidation under the Companies Act, dissenting shareholders have certain limited appraisal rights in circumstances which are similar to those available to dissenting stockholders of a Delaware corporation, providing rights to receive payment in cash for the judicially determined fair value of the shares. Appraisal rights are ordinarily available where the consideration offered under the merger is payable in cash or, in some instances, the unlisted securities of a third party.

The Companies Act also includes statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that such a scheme of arrangement is approved by shareholders or creditors who represent a majority in number and 75% in value of each such class of shareholders or creditors who attend and vote, either in person or by proxy, at a meeting or meetings convened for that purpose. The convening of meetings to consider any such scheme of arrangement, and the implementation of the scheme, must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the dual majority vote have been met;
•	the shareholders have been fairly represented at the meeting in question and the classes properly delineated;
•	the arrangement is such that a businessman would reasonably approve; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

If a scheme of arrangement is thus approved, the dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting stockholders of a Delaware corporation.

When a tender offer to acquire shares is made and accepted (within four months) by holders of not less than 90% of the shares subject to such offer, the offeror may, within a two-month period following the expiration of the initial four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of shareholders.

Our Articles contain a prohibition on business combinations with any “interested” shareholder for a period of three years after such person becomes an interested shareholder unless (1) there is advance approval of the Board, (2) the interested shareholder owns at least 85% of our voting shares at the time the business combination commences or (3) the combination is approved by shareholders holding at least two-thirds of the votes attaching to the ordinary shares that are not held by the interested shareholder. A person becomes “interested” where it and persons acting in concert with it or its affiliates acquire 15% of the issued ordinary shares. A “business combination” in this context includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder.

Our Articles also provide that a special resolution shall be required in order to effectuate a sale of all or substantially all of our assets.

Shareholders’ Suits

We are not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In principle, the Company will normally be the proper plaintiff and a derivative action may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires (beyond the scope of its authority);
•	the act complained of, although not ultra vires, could be effected if duly authorized by a special resolution that has not been obtained; and
•	those who control the company are perpetrating a “fraud on the minority.”

Fiduciary Duties of Directors

Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its stockholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner they reasonably believe to be in the best interests of the corporation. A director must not use her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling stockholders and not shared by the stockholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that they owe the following duties to the company: a duty to act in good faith and in what they consider to be in the best interests of the Company; a duty not to make a profit out of her position as director (unless the company permits her to do so); a duty to exercise her powers for the purposes for which they are conferred; and a duty not to put herself in a position where the interests of the company conflict with her personal interest or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. A director will need to exhibit in the performance of her duties both the degree of skill than may reasonably be expected from a subjective perspective determined by reference to her knowledge and experience and the skill and care objectively to be expected from a person occupying office as a director of the Company.

Under our Articles, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the Board. If the majority of the Board determine that there is a conflict of any director (or their affiliates) with the general business of the Company, then they may determine to exclude from all further discussions of the Board and receipt of information such director until such time as it is deemed that the director is not in such conflict. Subject to the foregoing, a director may vote in respect of any contract or proposed contract notwithstanding her interest; provided that, in exercising any such vote, such director’s duties remain as described above.

Written Consent of Shareholders

Under Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of stockholders of a corporation, may be taken without a meeting, without prior notice and without a vote, by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all stockholders entitled to vote were present and voted. In addition, a corporation may eliminate the right of stockholders to act by written consent through amendment to its certificate of incorporation.

Cayman Islands law and our Articles provide that shareholders may approve matters requiring an ordinary resolution or a special resolution by way of unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under Delaware General Corporation Law, a stockholder has the right to put any proposal before the stockholders at the annual meeting, provided that such stockholder complies with the notice provisions in the governing documents. A special meeting may be called by the Board or any other person authorized to do so in the governing documents, but stockholders may be precluded from calling special meetings.

Under the laws of the Cayman Islands, a shareholder can only put a proposal before the shareholders at any general meeting in respect of any matter regarded as “special business” if it is set out in the notice calling the meeting. All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the directors or of the Company’s auditors and the fixing of the remuneration of the Company’s auditors. There is no right to introduce new business in respect of any matter requiring a special resolution at any meeting. In addition, our Articles do not allow shareholders to introduce any new business at the meeting scheduled by the Board. A general meeting may be called by the Board or any other person authorized to do so in our Articles, but shareholders may be precluded from calling general meetings. Under our Articles, following the conversion of the Class B ordinary shares, general meetings shall also be convened on the requisition in writing of any shareholder or shareholders entitled to attend and vote at general meetings of the company and to exercise at least a majority of the voting power permitted to be exercised at any such meeting, deposited at the office specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by such shareholders, and if the directors do not convene such meeting for a date not later than 45 days after the date of such deposit, such shareholders themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the directors, and all reasonable expenses incurred by such shareholders as a result of the failure of the directors to convene the general meeting shall be reimbursed to them by the Company. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Under Delaware General Corporation Law, a corporation is required to set a minimum quorum of one-third of the shares entitled to vote at a stockholder meeting, except that, where a separate vote by a class or series or classes or series is required, a quorum shall consist of one-third of the shares of such class or series or classes of series. Cayman Islands law permits a company’s articles to have any quorum. See “—Ordinary Shares—Voting Rights.”

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority stockholders on a board of directors since it permits a minority stockholder to cast all the votes to which such stockholder is entitled on a single director, which increases such stockholder’s voting power with respect to electing such director.

There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protection or fewer rights on this issue than stockholders of a Delaware corporation.

Election and Removal of Directors

Under Delaware General Corporation Law, unless otherwise specified in the certificate of incorporation or bylaws of a corporation, directors are elected by a plurality of the votes of the shares entitled to vote on the election of directors and may be removed with or without cause (or, with respect to a classified board, only with cause unless the certificate of incorporation provides otherwise) by the approval of a majority of the outstanding shares entitled to vote.

Similarly, as permitted by the Companies Act and pursuant to our Articles, directors can be appointed and removed and/or replaced by an ordinary resolution of the shareholders or by notice in writing to the Company from shareholders that are able to exercise a majority of the voting power of shareholders from time to time. In addition our Articles provide that directors may be appointed either to fill a vacancy arising from the resignation of a former director or as an addition to the existing board of directors by the affirmative vote of a simple majority of the directors present and voting at a board of director meeting, which shall include the affirmative vote of Mr. Neves for as long as he is a director. A director may also be removed by notice from all of the other directors, which shall require the affirmative vote of Mr. Neves for as long as he is a director.

Following the conversion of the Class B ordinary shares, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively as determined by the chairman of the board of directors at the relevant time, and directors will generally be elected to serve staggered three-year terms. See “Ordinary Shares—Directors.”

Written Consent of Directors

Under Delaware General Corporation Law, a written consent of the directors must be unanimous to take effect. The position under our Articles is the same in this regard.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles provide that our Board and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such directors’ or officers’ dishonesty, willful default or fraud. This standard of conduct is generally the same as permitted under Delaware General Corporation Law.

Enforcement of Civil Liabilities

The Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

•	is one in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules;
•	is final and conclusive;
•	is either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non-money relief; and
•	was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

As a result of English case law, which will likely be highly persuasive in the Cayman Islands, the Cayman Islands courts may also have discretion to enforce judgments obtained in foreign bankruptcy proceedings in other circumstances. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are brought elsewhere.

Variation of Rights of Shares

Under Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under Cayman Islands law and our Articles, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class either with a resolution passed by not less than two-thirds of the votes attaching to the shares of the relevant class cast in a meeting of the holders of the shares of that class, or by the written consent of the holders of not less than two-thirds of the shares of that class.

Sale of Assets

Under Delaware General Corporation Law, a vote of the stockholders is required to approve a sale of assets only when all or substantially all assets are being sold to a person other than a subsidiary of the company.

The Companies Act contains no specific restrictions on the powers of directors to dispose of assets of a company. As a matter of general law, in the exercise of those powers, the directors must discharge their duties of care and to act in good faith, for a proper purpose and in the interests of the company. Our Articles provide that, following the conversion of the Class B ordinary shares, a special resolution shall be required in order to effectuate a sale of all or substantially all of the assets of the Company.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its stockholders, it is prohibited from engaging in certain business combinations with an “interested stockholder” for three years following the date that such person becomes an interested stockholder. An interested stockholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 20% or more of the corporation’s outstanding voting stock within the past three years.

This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all stockholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders. In addition, our Articles contain a prohibition on business combinations with any “interested” shareholder for a period of three years after such person becomes an interested shareholder unless (i) there is advance approval of the board of directors, (ii) the interested shareholder owns at least 85% of our voting shares at the time the business combination commences or (iii) the combination is approved by shareholders holding at least two-thirds of the votes attaching to the ordinary shares that are not held by the interested shareholder. A person becomes “interested” where it and persons acting in concert with it or its affiliates acquire 15% of the issued ordinary shares. A “business combination” in this context includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. As similarly provided under Delaware General Corporation Law, there are no restrictions on foreign or non-resident ownership or management of a Cayman Islands company under Cayman Islands law. In addition, there are no provisions in our Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Dissolution and Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with a dissolution initiated by the board of directors. Under the Companies Act and our Articles, our company may be voluntarily wound up only by a special resolution of our shareholders, in which regard see “Ordinary Shares—Voting Rights” above. In addition, a company may be wound up by the Grand Court of the Cayman Islands if the company is unable to pay its debts or if the court is of the opinion that it is just and equitable that our company is wound up.

Inspection of Books and Records

Under Delaware General Corporation Law, any stockholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of stockholders and other books and records.

Our shareholders have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records except our Articles.

Amendment of Governing Documents

Under Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. As required by Cayman Islands law, our Articles may only be amended with the sanction of a special resolution of shareholders.